Exhibit 99.2

              Conn's, Inc. Announces Management Changes

    BEAUMONT, Texas--(BUSINESS WIRE)--March 30, 2006--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today announced that its Board of Directors appointed Dr. William C. Nylin, Jr. as Executive Vice Chairman of the Board effective April 1, 2006. The action came at the March 28, 2006, Board of Directors meeting after the Board increased from eight to nine the number of board members. Nylin, who has served as the Company's President and will remain as its Chief Operating Officer, joins other Board members Thomas J. Frank, Sr. (Chairman of the Board and Chief Executive Officer), Marvin D. Brailsford, Jon E.M. Jacoby, Bob L. Martin, Douglas H. Martin, Scott L. Thompson, William T. Trawick, and Theodore M. Wright.
    Nylin continues to report to Thomas J. Frank, Sr., Chairman of the Board and Chief Executive Officer. Rey de la Fuente, President of Conn Credit and Senior Vice President of Conn's, Inc. will continue to report to Nylin.
    Dr. Nylin has served as President and Chief Operating Officer since 1995. He was a member of our Board commencing in 1993, and remained a member until September 2003, when the Company became a publicly held entity. In addition to performing responsibilities as President and Chief Operating Officer, he had direct responsibility for credit granting and collections, information technology, human resources, distribution, service and training. From 1984 to 1995, Dr. Nylin held several executive management positions, including Deputy Chancellor and Executive Vice President of Finance and Operation at Lamar University in Beaumont, Texas. Dr. Nylin obtained his B.S. degree in mathematics from Lamar University, and holds both a masters and doctorate degree in computer sciences from Purdue University. He has also completed a post-graduate program at Harvard University.
    The Board also appointed Timothy L. Frank as President of Conn's, Inc. who will be primarily focused on retail operations. Additionally, the Board appointed David W. Trahan as Senior Vice President -- Retail. Rey de la Fuente remains as President of Conn Credit and leads the Company's credit operations.
    Timothy L. Frank has served as Senior Vice President -- Retail since May, 2005. He joined the Company in September 1995 and has served in various roles, including Director of Advertising, Director of Credit, Director of Legal Collections, Director of Direct Marketing, and as Vice President of Special Projects. Prior to joining the Company, Mr. Frank served in various marketing positions with a nationally known marketing consulting company. Mr. Frank holds a B.S. in Liberal Arts from Texas A & M University and an MBA in Marketing from the University of North Texas. Mr. Frank has also completed a post-graduate program at Harvard University.
    David W. Trahan has served as Senior Vice President -- Merchandising since October 2001. He has been employed since 1986 in various capacities, including sales, store operations and merchandising. He has been directly responsible for merchandising and product purchasing functions, as well as product display and pricing operations, for the last four years. Mr. Trahan has completed special study programs at Harvard University, Rice University and Lamar University.
    All appointments were in recognition of the Company's successful, long-term performance and provides for orderly management development for continued growth in the future.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 56 retail locations in Texas and Louisiana: eighteen stores in the Houston area, twelve in the Dallas/Fort Worth Metroplex, eight in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, DLP and LCD televisions, camcorders, computers and computer peripherals, DVD players, portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.
    Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Historically, it has financed, on average, approximately 57% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts for credit extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 30, 2006 and the current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696 Ext. 3218